EXHIBIT 10.38

Executive Employment Agreement

Stefan Abbruzzese

2460 Queen Esther Dr.

Park City, UT 84060

Dear Stefan,

It is my pleasure to extend the following oﬀer of full-time employment to you on behalf of Solar Integrated Rooﬁng Corporation (referred to as “SIRC” or the “Company”), a Nevada corporation with its principal place of business at 2831 St Rose Parkway, Suite 200, Henderson, NV 89052. This letter sets forth the basic terms and conditions of your employment (the “Agreement”). For purposes of this Agreement, you shall be referred to as “you”, “Employee”, or “Executive.”

By signing the letter, you and the Company are agreeing to the following terms:

Employment terms:

Eﬀective Date: The eﬀective date of this Agreement will be 09/22/2022. The start date for your role will be 9/22/2022. Your job title will be President. Your duties will be customary with industry standards, however, you may be asked to take on additional duties based on the needs of the Company and your skills, as determined by the Company and agreed upon by you in writing.

Supervisor: You will report directly to David Massey, Chief Executive Oﬃcer (“CEO”) of SIRC.

Compensation: The base compensation for this exempt (salaried) position is initially $13,846.15 per pay period ($360,000 per year annualized) and increased as set forth herein (“Base Salary”). You will get paid bi-weekly and compensation will be subject to deductions for taxes and other withholdings as required by law and the policies of the Company.

Executive shall be eligible to participate in the Executive Bonus Pool as approved by the Company’s Board of Directors. Bonus amounts in the Executive Bonus Pool are determined annually by and paid at the discretion of the Company’s Chief Executive Officer.

Beneﬁts: During your employment you will be eligible for beneﬁts oﬀered to similarly situated employees. This could include health insurance beneﬁts, liability and other insurance, retirement beneﬁts, paid time oﬀ, and discretionary incentive bonus programs (collectively “Beneﬁts”) in eﬀect at the time of employment. The Company reserves the right to change these Beneﬁts at its sole discretion. Upon signing of this Agreement, the Company will provide a written summary of all Benefits in effect and to be offered to Executive.

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Director and Officer Liability Insurance; Indemnification: The Company shall indemnify, defend and hold Executive harmless against any liability incurred by Executive as an employee of the Company. The Company shall be obligated to pay the claims or expenses of the Executive, including defense cost, directly to the third party to whom payment is due and owing, without the necessity of the Executive to make such payment and seek reimbursement from the Company. For the avoidance of doubt, these indemnification provisions shall survive the termination of Executive’s employment under this Agreement irrespective of the reason for such termination. In addition, the Company shall maintain in full force and effect directors’ and officers’ liability insurance (the “D&O Insurance”) in reasonable amounts and Executive shall be covered under such D&O Insurance, fully paid by the Company.

Performance: Your performance will be reviewed on an annual basis. At the discretion of the CEO, you will be eligible for a pay increase or other discretionary incentive income and benefits consistent with your performance as determined by the Company.

Severance and Change in Control Agreement and Stock Option Agreement: The Company and Executive agree that the terms of the (i) Severance and Change in Control Agreement (see Exhibit A), and (ii) Stock Option Agreement (see Exhibit B) attached hereto shall apply.

Equity: In accordance with the Stock Option Agreement, Executive shall be granted the right to purchase twenty-five million (25,000,000) shares of the Company’s Common Stock (the “Shares”) at the Option Exercise Price and upon the terms and conditions set forth in the Stock Option Agreement.

Conditions of employment:

Employment Eligibility: For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Background Check: You have satisfactorily completed a background check prior to your start of work.

YOUR EMPLOYMENT WITH THE COMPANY IS AT-WILL. IN OTHER WORDS, EITHER YOU OR THE COMPANY CAN TERMINATE YOUR EMPLOYMENT AT ANY TIME FOR ANY REASON, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE.

Conﬁdentiality and Nondisclosure: “Confidential Information” means any non-public information, regardless of form, disclosed by or on behalf of either party (such disclosing party, the “Disclosing Party”) to the other party (such receiving party, the “Recipient”) in connection with the services performed during the Executive’s term of employment that is designated in writing or some other tangible form as confidential, or that, given the nature of the information or circumstances surrounding its disclosure, reasonably should be considered to be confidential. Confidential Information shall include information disclosed by or through either party, its affiliates, or their respective owners, officers, directors, employees, members, or representatives.

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Confidential Information does not include information that: (a) is or becomes available to the public other than as a result of a violation of this Agreement; (b) is or becomes available on a non-confidential basis from a third-party source provided that such third-party was not prohibited from disclosing such information pursuant to a legal, contractual or fiduciary obligation to the Disclosing Party; (c) Recipient can demonstrate that the information was in the possession of the Recipient prior to disclosure by the Disclosing Party; (d) was independently developed by the Recipient without use or reference to the Confidential Information; or (e) is disclosed pursuant to any law or regulation, the binding order or requirement of a court, regulatory authority, or other governmental body, provided that the Recipient shall provide, to the extent legally permissible, prompt notice of such requirement to the Disclosing Party so that the Disclosing Party, at its sole cost, may seek an appropriate protective order or otherwise prevent or restrict such disclosure.

Nondisclosure and Use of Confidential Information: The Recipient shall not: (a) use, or permit the Confidential Information to be used, for any purpose other than to fulfill or deliver on the performance of the Executive’s role covered by this Agreement; (b) disclose the Confidential Information to any person or entity without the express prior written consent of the Disclosing Party, unless otherwise permitted within this Agreement, other than to the Recipient’s affiliates, or to the Recipient’s or its affiliates’ respective advisors, directors, officers, employees, accountants, attorneys, agents, consultants, auditors, providers or prospective providers of financing and their advisors (hereinafter a Party’s “Representatives”) for the purpose of fulfilling or delivering on the performance of the Services covered by this Agreement; and (c) exercise a degree of care less than what the Recipient uses to protect its own information of a similar nature, which shall be no less than the reasonable care, to protect and avoid disclosure of the Disclosing Party’s Confidential Information. In any event, the Recipient shall be responsible for any breach of this Agreement by the Recipient or any of its Representatives and agrees, at its sole expense, to take reasonable measures to restrain its Representatives from any prohibited disclosure of Confidential Information and to promptly notify the Disclosing Party of any use or disclosure of Confidential Information by itself or its Representatives in contravention of this Agreement.

Notwithstanding any provision contained herein to the contrary, nothing in this Agreement limits, restricts or in any other way affects Executive’s right to communicate in good faith with any governmental agency or entity and Executive will not be civilly liable under any federal, state, or local law for the good faith disclosure of a trade secret to a federal, state, or local governmental official.

Return or Destruction of Confidential Information: At any time, upon the Disclosing Party’s written request, the Recipient shall promptly return to the Disclosing Party or destroy all Confidential Information held by the Recipient and its Representatives. Notwithstanding the foregoing, the Recipient shall not be required to return or destroy Confidential Information: (a) that has been prepared for or incorporated into materials prepared for the Recipient’s board of directors, tax or legal advisors, governing body or any committee of Recipient or its Representatives; (b) which have been retained to comply with any regulatory or legal requirements or internal record retention policies and procedures of Recipient or its Representatives; (c) in the event there is pending or threatened litigation between the Parties with respect to this Agreement; or (d) that are stored by electronic back-up systems, automatic archiving or electronic saving procedures; provided, such Confidential Information shall remain confidential in accordance with the terms hereof. The Recipient shall, upon written request of the Disclosing Party, cause one of its duly authorized officers to confirm in writing that the requirements of this section have been satisfied in full.

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Remedies: The Recipient acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this agreement and that Disclosing Party may seek injunctive or other equitable relief to remedy or prevent any breach of this Agreement, in addition to all other rights and remedies available at law or in equity. The parties agree that the parties hereto should not be liable for any punitive damages for any claim arising from or in any way related to this Agreement.

No Representations or Warranties: Neither the Disclosing Party nor any of its Representatives make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Confidential Information disclosed hereunder. Each party also agrees that it is not entitled to rely on the accuracy or completeness of any Confidential Information and that it shall be entitled to rely solely on such representations and warranties regarding Confidential Information as may be made to it in a definitive written agreement relating to the Services performed under this Agreement, if any, subject to the terms and conditions of such agreement.

No Transfer of Rights: Each party retains its entire respective right, title and interest in and to all of its Confidential Information. Any disclosure of such Confidential Information hereunder shall not be construed as an assignment, grant, option, license or other transfer of any right, title or interest to the Recipient or any of its Representatives, except as set forth in this Agreement.

Non-Solicitation:

(a) Non-Solicitation.

(i) . Beginning on the date hereof and through the date that is one (1) year following the termination of Executive’s employment under this Agreement (the “Restricted Period”), Executive will not, and will cause his affiliates not to, directly or indirectly, through or in association with any third party (1) call on, solicit, or service, engage or contract with, or take any action which may interfere with, impair, subvert, disrupt, or negatively alter the relationship, contractual or otherwise, between the Company and any current or prospective customer, supplier, distributor, service provider, licensor, or licensee or other material business relation of the Company, (2) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by the Company) of any of the customers or accounts, or prospective customers or accounts, of the Company or (3) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

(ii) During the Restricted Period, Executive will not, and will cause his affiliates not to, directly or indirectly, through or in association with any third party (1) solicit, induce, recruit, or encourage any employees or independent contractors of or consultants to the Company, who has access to or possesses knowledge that would give a competitor of the Company an unfair business advantage over the Company or with respect to whom the Company otherwise has a protectable interest, to terminate their relationship with the Company or take away or hire such employees, independent contractors, or consultants or (2) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

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(b) Remedies for Breach. Executive acknowledges that a breach or threatened breach by Executive of the Non-Solicitation provisions of this Agreement may cause irreparable harm to the Company and that money damages may be incapable of precise measurement and will not be adequate relief for such injury. Accordingly, notwithstanding any other dispute mechanism contained in this Agreement, Executive agrees that the Company may seek and obtain, through a court of competent jurisdiction, temporary, preliminary and/or permanent injunctive relief to restrain or prohibit such breach or threatened breach, or to otherwise enforce this Agreement, in addition to any other legal, equitable or statutory remedies that may be available, including the recovery of monetary damages. Executive further agrees that, in addition to all other relief to which the Company shall be entitled, the Company shall be entitled to recover from Executive its costs and reasonable attorneys’ fees incurred in any action or proceeding in which the Company prevails in enforcing these provisions of this Agreement.

Cooperation: The Employee agrees to reasonably cooperate with the Company and its ﬁnancial and legal advisors when and as the Company requests in connection with any claims, investigations, or other proceedings involving the Company with respect to matters occurring while the Employee was employed by the Company. The Employee shall receive no additional compensation for rendering such services pursuant to this Section.

Choice of Law: The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New York without giving effect to provisions governing the choice of law.

Dispute Resolution: If any dispute arises among the parties, except with respect to enforcement of the Confidentiality and Non-Solicitation provisions of this Agreement, the parties agree to try first in good faith to settle the dispute by mediation administered by the American Arbitration Association (AAA) under its Employment Arbitration Rules and Mediation Procedures. All unresolved disputes shall then be decided by final and binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA. In agreeing to arbitration, Company and Executive both acknowledge that each of the parties is giving up the right to have the dispute decided in a court of law before a judge or jury and instead the parties are accepting the use of arbitration for resolution.

Enforcement: If the Arbitrator or any court of competent jurisdiction determines that the Employee or the Company has violated any of the Employee’s or the Company’s promises or obligations contained in this Agreement, then the injured party shall be entitled to recover, in addition to its damages, all costs and expenses incurred in its successful enforcement eﬀorts, including actual attorneys’ fees, from the violating party. In addition, the parties acknowledge and agree that a breach by a party of any of its promises or obligations contained in this Agreement may cause the other party irreparable harm and that the other party and its aﬃliates may thus be entitled to injunctive relief or any other equitable remedy, in addition to damages, for any such breach.

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Taxes: The Employee recognizes that the payments and beneﬁts provided under this Agreement will result in taxable income to the Employee that the Company will report to appropriate taxing authorities. The Company shall have the right to deduct from any payment made under this Agreement any federal, state, local, or other income, employment, or other taxes it determines are required by law to be withheld with respect to such payments and beneﬁts.

Consultation with Counsel/Legal Fees: THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN ADVISED, IN THIS WRITING, TO CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT THE EMPLOYEE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL (IF ANY) AS

THE EMPLOYEE DEEMED APPROPRIATE. The Employee understands, however, that whether or not to consult with an attorney is the Employee’s decision. The Company shall reimburse Employee for the full amount of reasonable legal fees incurred by Employee in connection with drafting and executing this Agreement and related agreements. Such reimbursement shall be made to Employee within thirty (30) calendar days after the submission of the invoices evidencing the legal fees.

No Reliance: The parties acknowledge that they execute this Agreement in reliance on their own personal knowledge and are not relying on any representation or promise made by any other party that is not contained in this Agreement.

Severability: It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in any jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Entire Agreement: This Agreement, the Severance and Change in Control Agreement and the Stock Option Agreement attached hereto contain the entire agreement between the parties concerning the subject matter of this Agreement, and this Agreement supersedes all prior and collateral negotiations, statements, agreements, or understandings between the parties including the “Nonqualified Stock Option Award Agreement” dated August 3, 2022 between the Employee and the Company, which such nonqualified stock option grant to Employee will be null and void. The Company and Executive also agree that the Consulting Agreement between the Company and Shire Ventures, LLC, with an effective date of August 3, 2022 shall also be null and void. The terms and execution of this Agreement and the Executive’s Severance and Change in Control Agreement and the Stock Option Agreement attached hereto have been unanimously approved and consented to by the Company’s Board of Directors prior to signing and execution of each of these agreements.

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No promises or oral or written statements have been made to the Employee other than those in this Agreement. If any portion of this Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable.

We look forward to having you join our team.

Sincerely,

David Massey

Chief Executive Officer

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Acceptance:

Solar Integrated Roofing Corporation

By:
Name:	Dave Massey
Title:	Chairman & Chief Executive Officer

Executive
By:
Name:	Stefan Abbruzzese

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SOLAR INTEGRATED ROOFING CORPORATION

NONQUALIFIED STOCK OPTION

AWARD AGREEMENT

Participant: Stefan Abbruzzese

Date of Grant: September 22, 2022

Number of Shares Subject to Option: Twenty-Five Million (25,000,000)

Option Exercise Price per Share: $0.1799

This Award Agreement (this “Agreement”) is entered into as of September 22, 2022 between Solar Integrated Roofing Corporation (the “Company”) and Stefan Abbruzzese (“Participant”).

1. Grant of Nonqualified Stock Option. The Company hereby grants on the “Date of Grant” set forth above to the Participant an Option (the “Option”) to purchase all or any part of an aggregate amount of Twenty-Five Million (25,000,000) shares of the Company’s Common Stock of the Company (“Shares”) at a purchase price (“Option Exercise Price”) of $0.1799 per Share which is the fair market value of a Share on the Date of Grant, on the terms and conditions set forth herein. The Option is intended to constitute a nonqualified stock option and not intended to constitute an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Vesting and Exercisability. Subject to acceleration of vesting described herein, the Option granted and issued to Participant under this Agreement shall vest and become exercisable upon the satisfaction of the applicable “Service -Based Requirement” set forth below. All Shares covered by the Option which do not become vested will be immediately forfeited. However, the Participant will retain any portion of the Option which has met the Service-Based Requirement as of the date the Participant’s employment ends or otherwise have become vested as described below.

(a) The Service-Based Requirement shall be satisfied for the number of Shares set forth below subject to the Participant remaining employed on each date corresponding to the number of Shares set forth below; provided, that the Service-Based Requirement shall be fully satisfied with respect to all the Shares subject to the Option and all of the Shares subject to the Option shall vest and become exercisable in the event of the Participant’s termination of employment by the Company without Cause, resignation by the Participant with Good Reason or upon his death or Disability (capitalized terms not otherwise defined herein shall have the meanings set forth under the Severance and Change in Control Agreement between the Participant and the Company, dated September 22, 2022 (the “Severance and Change in Control Agreement”)).

7,000,000 Shares on September 22, 2022;

1,500,000 Shares on January 1, 2023;

1,500,000 Shares on April 1, 2023;

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1,500,000 Shares on July 1, 2023;

1,500,000 Shares on October 1, 2023;

1,500,000 Shares on January 1, 2024;

1,500,000 Shares on April 1, 2024;

1,500,000 Shares on July 1, 2024;

1,500,000 Shares on October 1, 2024;

1,500,000 Shares on January 1, 2025;

1,500,000 Shares on April 1, 2025;

1,500,000 Shares on July 1, 2025;

1,500,000 Shares on October 1, 2025

(b) Change in Control. Notwithstanding the Service-Based Requirement set forth above, immediately upon a Change in Control (as defined under the Severance and Change in Control Agreement) while the Participant is employed by the Company, all of the Shares subject to the Option shall become vested and exercisable. With respect to the treatment of the Option in the event of a Change in Control, unless otherwise agreed upon between the Company and the Participant, the Participant shall receive a cash payment equal to the product of (i) the difference between (a) the value per share of Common Stock offered to holders of Common Stock and the

(b) the Option Exercise Price per Share, multiplied by (ii) all of the Shares subject to the Option not yet exercised.

3. Expiration of Option. The Option shall expire and cease to be exercisable on the tenth (10th) anniversary of the Date of Grant (the “Option Term”). During the Participant’s employment and in the event the Participant’s employment ends for any reason, the Participant (or the Participant’s legal representative(s) in the case of the Participant’s death or Disability) shall have the right to exercise the vested and exercisable portion of the Option for the remaining period of the Option Term.

4. Exercise of Option. The Participant (or the Participant’s legal representative(s) in the case of the Participant’s death or Disability) may exercise all or any portion of the vested and exercisable Option by delivering written notice substantially in the form attached hereto as Exhibit “A” to the Company prior to the close of business on the last regular business day of the Company prior to the date the Option expires. The notice of exercise shall:

(a) State the number of Shares with respect to which the Option is being exercised; and

(b) Be signed by the person or persons entitled to exercise the Option.The notice of exercise shall also be accompanied by payment in full of the Option Exercise Price for the number of Shares being acquired, plus any applicable withholding taxes, which payment shall be made by certified check, bank draft or postal or express money order payable to the Company or through a cashless exercise procedure.

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5. Securities Law Restrictions. The Participant represents, warrants and covenants that: (a) the Participant is acquiring the Option and, upon exercise of the Option, the Shares solely for investment purposes and for an indefinite and indeterminate time without the intent of making any sale, distribution or disposition thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”); (b) the Participant has been advised and understands that neither the Option nor the Shares have been registered for sale pursuant to federal and state securities laws and that the Option and the Shares are “restricted securities” under such laws; (c) the Option is nontransferable (except in the case of death or Disability), the Shares received upon exercise of the Option may not be sold, transferred, encumbered or otherwise disposed of without registration or exemption under such securities laws, and the Option and Shares may therefore be required to be held indefinitely; (d) the Participant is accepting and acquiring the Option and upon exercise will be acquiring the Shares for investment for the Participant’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act in violation of such act; and (e) upon exercise of the Option, certificates representing the Shares received will bear the legend set forth in Section 6 below (or if not certificated, will be subject to comparable stop transfer instructions). The Company represents to the Participant that it is not, and has never been, an “issuer with no or nominal operations and no or nominal non-cash assets” as defined in Rule 144(i) under the Securities Act.

6. Delivery of Shares. No Shares shall be registered on the books of the Company upon exercise of the Option until the purchase price shall have been paid in full in the manner herein provided. The Participant understands and agrees that, to the extent applicable, the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares, together with any other legends that may be required by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO SOLAR INTEGRATED ROOFING CORPORATION (THE “COMPANY”), THAT SUCH REGISTRATION IS NOT REQUIRED.

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7. Legend Removal and Rule 144. In connection with a sale of Shares issued to Participant pursuant to this Agreement in reliance on Rule 144 promulgated under the Securities Act, Participant or his or her broker shall deliver to the Company a broker representation letter in customary form to allow a determination that such sale is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification as to the length of time the Shares have been held. If Participant seeks to sell Shares under a different Securities Act exemption, Participant and the Company shall cooperate to determine the content of a representation letter that would allow the proposed sale under such other exemption if available. Upon receipt of a representation letter as contemplated by this section, the Company shall promptly remove the restrictive legend, and the Company shall bear all costs associated with the removal of such legend. The Company shall cooperate with Participant to effect the removal of the restrictive legend at any time such legend is no longer appropriate. The Company currently provides, and will continue to provide, “adequate current public information” as contemplated by Rule 144(c) and is not, and has not been, an issuer described in Rule 144(i). If, at any time after the first anniversary of the date hereof, Participant is unable to sell Shares under Rule 144 due to the Company’s failure to provide “adequate current public information”, failure to file required reports under the Securities Exchange Act of 1934, as amended, failure to file “Form 10 information” (as that term is defined in Rule 144) or similar action or inaction, the Company will repurchase from Participant, at the then-current trading price, such number of Shares as Participant may request up to the maximum number that Participant would have been able to sell under Rule 144 in the absence of such failure, action or inaction.

8. Registration Rights. Within one year of the effective date of Participant’s initial exercise of Option for Shares, the Company shall use its reasonable best efforts to (i) file a registration statement registering the sale of Shares, (ii) have the registration statement declared effective within 180 days after filing with the SEC and (iii) maintain the effectiveness of the registration statement until such time as the Shares can be sold without limitation under Rule 144. Participant shall also have customary piggyback rights, other than in connection with an underwriting that is solely a new equity issuance by the Company.

9. Company Obligations under Sections 7 and 8. The Company’s obligations under Sections 7 and 8 hereof are absolute and shall not be conditioned upon the absence of any dispute, action or proceeding between or involving the Company and Participant.

10. Adjustment in the Event of Common Stock Subdivision, Consolidation, or Dividend. The Shares with respect to which Options are granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of the Option, the Company will effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Option may thereafter be exercised (1) in the event of an increase in the number of outstanding shares, will be proportionately increased, and the Option Exercise Price will be proportionately reduced, and (2) in the event of a reduction in the number of outstanding shares, will be proportionately reduced, and the Option Exercise Price will be proportionately increased, without changing the aggregate purchase price or value as to which outstanding Options remain exercisable.

11. Other Adjustments. In the event of changes in the outstanding Common Stock by reason of recapitalizations, mergers, consolidations, reorganizations, liquidations, combinations, split-ups, split-offs, spin-offs, exchanges, issuances of rights or warrants, or other relevant changes in capitalization or distributions to the holders of Common Stock, the Option will be appropriately adjusted as to the number of Shares and the Option Exercise Price other consideration subject to Option, without changing the aggregate purchase price or value as to which outstanding Option remains.

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12. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or (ii) when sent electronically via email utilizing DocuSign or other electronic delivery solution that provides for e-signature of receipt and notification. In the case of Participant, mailed notices to Participant will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to Company as its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer, Chief Financial Officer and General Counsel.

13. Participant’s Successors. The terms of this Agreement and all rights of Participant hereunder will inure to the benefit of, and be enforceable by, Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Governing Law. All transactions contemplated hereunder and all rights of the parties hereto shall be governed as to validity, construction, enforcement and in all other respects by the laws and decisions of the State of Nevada, without regard to principles of conflicts of law.

15. Amendment. This Agreement shall not be modified or amended except by written agreement signed by all of the parties hereto. The Company and the Participant acknowledge that changes in federal tax laws enacted subsequent to the Date of Grant, and applicable to stock options, may provide for tax benefits to the Company or the Participant. In any such event, the Company and the Participant agree that this Agreement may be amended as necessary to secure for the Company and the Participant any benefits that may result from such legislation. Any such amendment shall be made in writing only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.

16. Entire Agreement. This Agreement contains all of the representations, declarations and statements from either party to the other and expresses the entire understanding between the parties with respect to the transactions provided for herein.

17. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

18. 409A. The Option granted herein and the terms of this Agreement are intended to be exempt from the requirements of Section 409A of the Code and the Agreement shall be administered, interpreted, and construed to carry out such intention.

19. No Tax Consequences. The Company makes no representation, warranty or guarantee of any federal, state or local tax consequences concerning any Option, including, but not limited to, under Section 409A of the Code. Accordingly, in the event that any Option or this Agreement shall be deemed not to comply with Section 409A of the Code, the Company and its directors, officers, employees and agents shall not be liable to Participant or other person for such failure. Instead, Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with the Options and their exercise pursuant to this Agreement (including any taxes or penalties arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold Participant harmless from any or all of such taxes and penalties.

(Signature page follows)

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IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Participant:	Company:

SOLAR INTEGRATED ROOFING CORPORATION
By:
Print Name: Stefan Abbruzzese		Print Name: Dave Massey
Address:		Title: Chairman and Chief Executive Officer
2460 Queen Esther Drive
Park City, UT 84060

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SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between Stefan Abbruzzese (“Executive”) and Solar Integrated Roofing Corporation (SIRC), a Nevada corporation with its principal place of business at 2831 St Rose Parkway, Suite 200, Henderson, NV 89052, (the “Company”), effective as of September 22, 2022 (the “Effective Date”). Certain capitalized terms used in the Agreement are defined in Section 6 below or in the Executive’s Executive Employment Agreement, dated September 22, 2022 (the “Employment Agreement”).

RECITALS

A.	The Board of Directors of the Company (the “Board”) recognizes that it is possible that the Company could terminate Executive’s employment with the Company and from time to time the Company may consider the possibility of an acquisition by another company or other change in control transaction. The Board also recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstand- ing the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.

B.	The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment with the Company and to moti- vate Executive to maximize the value of the Company for the benefit of its stockholders.

C.	The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment and with certain additional benefits following a Change in Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason not specified in Section 3, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses or pursuant to written agreements with the Company, including equity award agreements.

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3. Severance Benefits.

(a)

Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If at any time during the term of Executive’s employment for the six (6) month period prior to a Change in Control or the eighteen (18)-month period immediately following a Change in Control (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 4, Executive will receive the following severance benefits from the Company:

	(i)	Accrued Compensation. The Company will pay Executive all earned but unpaid salary and wages, accrued but unpaid vacation pay, expense reimbursements, and other benefits due to Executive under any Company- provided or paid plans, policies, and arrangements.

	(ii)	Severance Payment. Executive will receive a lump sum severance payment in an amount equal to eighteen (18) months of Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, which will be paid as soon as practicable following Executive’s termination of employment but in no event later than the next pay period following Executive’s termination of employment.

	(iii)	Target Bonus Payment. Executive will receive a lump sum severance payment equal to fifty percent (50%) of Executive’s full target bonus for the fiscal year in effect at the date of such termination of employment (or, if greater, as in effect for the fiscal year in which termination notice occurs), less all required tax withholdings and other applicable deductions. The target bonus is the amount Executive would be entitled to receive if all of Executive’s goals for the applicable period are achieved. The target bonus will be paid as soon as practicable following Executive’s termination of employment but in no event later than the next pay period following Executive’s termination of employment.

	(iv)	Continued Health Insurance Benefits. If Executive is eligible for and elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable) under a health, dental, or vision plan sponsored by the Company, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive, as and when due to the COBRA carrier, for the COBRA premiums for such coverage for Executive and his eligible dependents (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earliest to occur of (A) a period of eighteen (18) months from the last date of employment of Executive with the Company, (B) the date upon which Executive becomes eligible for coverage under a health, dental, or vision insurance plan of a subsequent employer, and (C) the date Executive or his or her dependents cease to be eligible for COBRA coverage. These payments will be subject to any applicable tax withholdings (including tax withholdings necessary to ensure that the provision of this benefit is not deemed a discriminatory practice giving rise to penalties to the Company under applicable laws) and will be counted as coverage pursuant to COBRA to the maximum extent permitted under applicable law.

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	(v)	Equity. One hundred percent (100%) of the then unvested and not previously forfeited portion of all of Executive’s outstanding Options granted to Executive under that Nonqualified Stock Option Award Agreement dated as of the Effective Date (the “Stock Option Agreement “) shall immediately vest and be exercisable in accordance with the terms and conditions of the Stock Option Agreement . In addition, one hundred percent (100%) of any unvested and not previously forfeited portion of any other stock options, stock appreciation rights, or similar rights to acquire Company common stock granted to Executive shall be fully vested and to the extent applicable, Executive shall have the period to exercise as set forth in the award agreement applicable to such other awards but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or ten (10) years from the original grant date of such equity award.

	(vi)	Outplacement Benefits. If requested by Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of twelve (12) months, up to a maximum dollar value of five thousand dollars ($5,000) following Executive’s termination.

	(vii)	Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law.

(b)

Termination without Cause or Resignation for Good Reason and not in Connection with a Change in Control. If at any time during the term of Executive’s employment, except during the pe- riod set forth in Section 3(a) hereof in which case Section 3(a) applies, (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Dis- abled or Executive’s death, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 4, Executive will receive the following severance benefits from the Company:

	(i)	Accrued Compensation. The Company will pay Executive all earned but unpaid salary and wages, accrued but unpaid vacation pay, expense reimbursements, and other benefits due to Executive under any Company- provided or paid plans, policies, and arrangements.

	(ii)	Severance Payment. Executive will receive a lump sum severance payment in an amount equal to twelve (12) months of Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, which will be paid as soon as practicable following Executive’s termination of employment but in no event later than the next pay period after Executive’s termination of employment.

	(iii)	Target Bonus Payment. Executive will receive a lump sum severance payment equal to fifty percent (50%) of Executive’s full target bonus for the fiscal year in effect at the date of such termination of employment (or, if greater, as in effect for the fiscal year in which termination notice occurs), less all required tax withholdings and other applicable deductions. The target bonus is the amount Executive would be entitled to receive if all of Executive’s goals for the applicable fiscal year are achieved. The target bonus will be paid as soon as practicable following Executive’s termination of employment but in no event later than the next pay period following Executive’s termination of employment.

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	(iv)	Continued Health Insurance Benefits. If Executive is eligible for, and elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents (as applicable) under a health, dental, or vision plan sponsored by the Company, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive, as and when due to the COBRA carrier, for the COBRA premiums for such coverage for Executive and his eligible dependents (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earliest to occur of (A) a period of eighteen (18) months from the last date of employment of Executive with the Company, (B) the date upon which Executive becomes eligible for coverage under a health, dental, or vision insurance plan of a subsequent employer, and (C) the date Executive or his or her dependents cease to be eligible for COBRA coverage. These payments will be subject to any applicable tax withholdings (including tax withholdings necessary to ensure that the provision of this benefit is not deemed a discriminatory practice giving rise to penalties to the Company under applicable laws) and will be counted as coverage pursuant to COBRA to the maximum extent permitted under applicable law.

	(v)	Equity. One hundred percent (100%) of the then unvested and not previously forfeited portion of all of Executive’s outstanding Options granted to Executive under the Stock Option Agreement shall immediately vest and be exercisable in accordance with the terms and conditions of the Stock Option Agreement. In addition, one hundred percent (100%) of any unvested and not previously forfeited portion of any other stock options, stock appreciation rights, or similar rights to acquire Company common stock granted to Executive shall be fully vested and to the extent applicable, Executive shall have the period to exercise as set forth in the award agreement applicable to such other awards but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or ten (10) years from the original grant date of such equity award.

	(vi)	Outplacement Benefits. If requested by Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of twelve (12) months, up to a maximum dollar value of five thousand dollars ($5,000) following Executive’s termination.

	(vii)	Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law.

(c)

Disability; Death. If Executive’s employment with the Company is terminated due to Executive becoming Disabled or Executive’s death, then Executive or Executive’s estate (as the case may be) will (i) receive all earned but unpaid base salary and wages through the date of termination of em- ployment, (ii) receive all accrued but unpaid vacation pay, expense reimbursements and any other benefits (including insurance proceeds) due to Executive through the date of termination of employ- ment in accordance with established Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA). All payments under clauses (i) through (ii) above shall be made in accordance with the law for the State in which the Employment Agree- ment specifies, and Executive’s estate will be entitled to accelerated vesting as to one hundred percent (100%) of the then unvested and not previously forfeited portion of all of Executive’s outstanding equity awards regardless of type including, but not limited to, restricted stock, re- stricted stock units or stock option grants under the Stock Option Agreement.

(d)

Voluntary Resignation Without Good Reason; Termination for Cause. If Executive voluntarily terminates Executive’s employment with the Company without Good Reason or if the Company terminates Executive’s employment with the Company for Cause, then Executive will (i) receive his or her earned but unpaid base salary and wages through the effective date of termination of employment, (ii) receive all accrued but unpaid vacation pay, expense reimbursements and any other vested benefits due to Executive through the effective date of termination of employment in accordance with established Company-provided or paid plans, policies and arrangements,

	(iii)	retain all vested equity awards regardless of type through the effective date of termination, and (iii) not be entitled to any other compensation, benefits or unvested equity awards from the Company except to the extent required by law (for example, COBRA).

(e)

Timing of Payments. Except as required by law, subject to any specific timing provisions in Section 3(a), 3(b) or 3(c) as applicable, or the provisions of Section 4, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment but in no event later than the next pay period after Ex- ecutive’s effective termination date of employment.

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4. Conditions to Receipt of Severance.

(a)

The Company’s obligation to provide any severance payments or benefits shall be contingent upon Executive tendering to the Company a document executed by Executive that uncondition- ally and effectively releases any and all claims Executive may have against the Company as of the date of termination (other than as set forth in the attached release) which is substantially in the attached form and substance (Exhibit A).

(b)

Confidential Information. Executive’s receipt of any payments or benefits under this Agreement will be subject to Executive continuing to comply with the terms of any confidential information and nondisclosure agreements provisions contained in the Employment Agreement.

(c)	Application of Section 409A

	(I)	Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b) (9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

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(ii)	Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b) (2) of the Treasury Regulations.

(iii)	Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A- 1(b)(4) of the Treasury Regulations is not intended constitute to Deferred Payments for purposes of clause (i) above.

(iv)	Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b) (9) (iii) of the Treasury Regulations.

(v)	To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vi)	Any tax gross-up that Executive is entitled to receive under this Agreement or otherwise shall be paid to Executive no later than December 31 of the calendar year following the calendar year in which Executive remits the related taxes.

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(vii)	Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(viii)	The payments and benefits provided under Section 3 are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(ix)	The Company makes no representation, warranty or guarantee of any federal, state or local tax consequences of any payments and benefits made or that may be made to Executive pursuant to this Agreement, including, but not limited to, under Section 409A. Accordingly, in the event that any payment or benefit provided in this Agreement shall be deemed not to comply with Section 409A, even after the application of clause (viii) above, the Company and its directors, officers, employees and agents shall not be liable to Executive or other person for such failure. Instead, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with the payments and benefits provided pursuant to this Agreement (including any taxes or penalties arising under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes and penalties.

5. Limitation on Payments.

(a)	Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into ac- count all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after- tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 5(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or ben- efits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the para- chute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Executive have any discretion with respect to the or- dering of payment reductions.

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(b)	Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by an independent firm (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assump- tions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Com- pany and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)

Cause. “Cause” means (i) a breach by Executive of his fiduciary duties to the Company; (ii) Ex- ecutive’s refusal or failure to carry out a lawful directive of the Company or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of Executive’s responsibilities; (iii) Executive’s material failure to substantially perform his duties for the Company; (iv) Executive’s commission of any act of fraud, embezzlement, dishonesty, or moral turpitude, or any other misconduct that has caused or is reasonably ex- pected to result in material economic or reputational injury to the Company; (v) unauthorized use or disclosure by Executive of any proprietary information of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) Executive’s material breach of this Agreement or the Employment Agreement or any other written agreement or violation of a material written Company policy or covenant of or with the Company, in each case in the reasonable determination of the Board. In addition, Executive’s employment shall be deemed to have terminated for Cause if, on the date Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termina- tion. For purposes of this definition, “Company” shall be interpreted to include any parent, sub- sidiary, affiliate or successor thereto, if appropriate. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clauses (i) through (vi) unless any remediable conduct has not been cured within 30 days following Executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.

(b)

Change in Control. “Change in Control” means shall be deemed to have occurred if as a result of a tender offer, other acquisition, merger, consolidation or sale or transfer of assets, any per- son(s) or entity becomes the beneficial owner of a total of more than fifty percent (50%) of either the outstanding shares of Company’s stock or Company’s assets. However, no event will be treated as a Change in Control unless it constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Com- pany, within the meaning of Code Section 409A (a) (2)(A)(v).

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(c)	Code. “Code” means the Internal Revenue Code of 1986, as amended.

(d)

Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substan- tial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 180 days.

(e)	Good Reason. “Good Reason” means the occurrence of one or more of the following, without Executive’s express written consent:

	(i)	a material reduction in Executive’s job responsibilities at any time, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities;

	(ii)	relocation by the Company or a subsidiary, parent, affiliate or successor thereto, as appropriate, of Executive’s primary business location that increases Executive’s one way commute by more than 35 miles;

	(iii)	a reduction in Executive’s then-current base salary by at least 10%, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to Executive’s by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction; or

	(iv)	a material breach of this Agreement or the Employment Agreement.

Provided, however, that in order for an event to qualify as Good Reason, Executive must (1) provide the Company with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, Executive’s resignation from all positions then held by Executive with the Company must be effective not later than 30 days after the expiration of the cure period.

(f)	Section 409A. “Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(g)	Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Execu- tive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Rev- enue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

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7. Successors and Assigns.

(a)	Assignment. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

(b)	The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any suc- cessor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agree- ment by operation of law.

(c)	Executive’s Successors. The terms of this Agreement and all rights and obligations of Executive hereunder shall be binding upon and will inure to the benefit of, and be enforceable by, Execu- tive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a)	General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when (i) personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or (ii) when sent electronically via email utilizing DocuSign or other electronic delivery solution that provides for e-signature of receipt and notification. In the case of Executive, mailed notices will be ad- dressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corpo- rate headquarters, and all notices will be directed to the attention of its General Counsel.

(b)	Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in ac- cordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circum- stances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.

9. MiscellaneousProvisions.

(a)	No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)	Waiver. No provision of this Agreement will be modified, waived or discharged unless the mod- ification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be con- sidered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)	Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(b)	Entire Agreement. This Agreement, the Employment Agreement and the Executive’s Stock Option Agreement together constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and these agreements together supersede in their entirety all prior or contemporaneous representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to such matters. Executive acknowledges and agrees that this Agreement encompasses all the rights of Executive to any severance payments and/or benefits based on the termination of Executive’s employment and Executive hereby agrees that he or she has no such rights except as stated herein. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e)	Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New York without giving effect to provisions gov- erning the choice of law.

(f)	Dispute Resolution. If any dispute arises among the parties, the parties agree to try first in good faith to settle the dispute by mediation administered by the American Arbitration Association (AAA) under its Employment Arbitration Rules and Mediation Procedures. All unresolved dis- putes shall then be decided by final and binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA. In agreeing to arbitration, Company and Executive both acknowledge that each of the parties is giving up the right to have the dispute decided in a court of law before a judge or jury and instead the parties are accepting the use of arbitration for resolution.

(g)	Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h)	Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes, as required by law.

(i)	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Notwithstanding any contrary provisions contained herein, the Agreement shall not be amended, modified, or terminated in a manner that would cause the timing of any payment to be made hereunder if to do so would cause its inclusion in income earlier than the actual receipt of payment by the Executive.

[Signature Page to Follow]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY:

Solar Integrated Roofing Company (SIRC)

By:
Name:	David Massey
Title:	Chief Executive Officer

EXECUTIVE:

By:
Name:	Stefan Abbruzzese

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